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                                                                     EXHIBIT 4.3
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                   CardioDynamics International Corporation
                       6175 Nancy Ridge Drive, Suite 300
                              San Diego, CA 92121

                                August 13, 2001



The Allen E. Paulson Living Trust
c/o Paulson Enterprises
P.O. box 9660
Rancho Santa Fe, California 92067
Attention:  J. Michael Paulson and Edward White

Ladies and Gentlemen:

Reference is made to a certain Securities Purchase Agreement dated as of August 13, 2001 (the "Purchase Agreement"), pursuant to which the Trust has agreed to sell (the "Sale") up to five hundred ten thousand (510,000) shares of CardioDynamics International Corporation (the "Company") Common Stock (the "Shares") to certain purchasers identified in the Purchase Agreement (the "Purchasers").

As contemplated by the Purchase Agreement, the Company will enter into a Registration Rights Agreement dated as of the date of the Purchase Agreement (the "Rights Agreement") with the Purchasers, whereby the Company will agree to register the Shares for resale and keep such registration statement effective for a period of two (2) years, as more fully described in the Rights Agreement. The Company hereby agrees to use its best efforts to cause such registration statement to be declared effective within 90 days following the Closing Date as such term is defined in the Purchase Agreement. The Trust hereby agrees to reimburse the Company, out of escrow established in connection with the Purchase Agreement (if any), for all of the Company's expenses (up to a maximum of $10,000 in the aggregate) that the Company incurs in connection with any registration, qualification and compliance requested pursuant to the Rights Agreement, including without limitation, all filing, registration and qualification, and accounting fees and the fees and disbursements of its counsel.

Further, as compensation for (i) our introduction of the Purchasers to the Trust, (ii) fees and expenses we incurred in connection with such introduction, and (iii) the otherwise unreimbursed fees and expenses related to the registration of the Shares as well as the devotion of management time to and opportunity cost associated with preparation and review of the documents associated with the Sale and the registration and qualification of the Shares, the Trust hereby agrees to pay to the Company, in cash one-half at the time of the Settlement Date of the Sale as set forth in the Purchase Agreement and one-half at the time the registration statement with respect to such Shares is declared effective, a fee equal to three and one-half percent (3 1/2%) of the gross purchase price paid by the Purchasers for the Shares.
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Please execute and return this letter agreement (which may be executed in counterparts) to the undersigned to concur that (i) this sets forth the Trust's complete and entire understanding with regards to the subjects described within, and (ii) that this letter agreement may not be amended or modified except in a writing executed on behalf of both the Company and the Trust. By execution hereof, we both further agree that this letter agreement is to be governed by and construed in accordance with the laws of the State of California, as applied to contracts among California residents, made and to be performed entirely within the State of California.

                                    CardioDynamics International Corporation a California corporation

                                    By: /s/Michael K. Perry
                                        ------------------------------------
                                        Name:  Michael K. Perry
                                        Title:  Chief Executive Officer

Accepted and agreed as of August 13, 2001:
The Allen E. Paulson Living Trust


By: /s/ J. Michael Paulson
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    Name:  J. Michael Paulson, Co-Trustee


By: /s/ Edward White
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    Name: Edward White, Co-Trustee